Exhibit 3.6


                                    CORRECTED
               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
                      SERIES K CONVERTIBLE PREFERRED STOCK
                                       OF
                                ATEC GROUP, INC.
                    (NOW KNOWN AS INTERPHARM HOLDINGS, INC.)

           (PURSUANT TO DELAWARE GENERAL CORPORATION LAW, SS. 103 (F))


      Atec Group, Inc. (now know as Interpharm Holding, Inc.) (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that the following is a correct version of the Certificate of Designations, Preferences and Rights of the Series K Convertible Preferred Stock (the "Certificate") of the Company, a draft copy which differs from the approved version was inadvertently submitted and filed on May 30, 2003 under the corporate name of Atec Group, Inc. The correct certificate of designations follows in its entirety:


      Atec Group, Inc., (now known as Interpharm Holdings, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 151 of the General Corporation law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company's previously authorized preferred stock, par value $.01 per share, and
(ii) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions, thereof, of Three Million (3,000,000) shares of Series K Convertible Preferred Stock of the Company as follows:

      RESOLVED, that the Company is authorized to issue three million (3,000,000) shares of Series K Convertible Preferred Stock (the "Series K"), par value $.01 per share, which shall have the following powers, designations, preferences and other special rights:

      1. DIVIDENDS. Each share of the Series K shall be entitled to receive dividends to the same extent and in the same amounts as each of the shares of $.01 par value per share common stock ("Common Stock") of the Company.

      2. CONVERSION. Each share of Series K shall be converted in accordance with this Section 2 into the number of shares of Common Stock equal to the then effective Conversion Ratio (as defined below).



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


           a. CONVERSION TRIGGER. The shares of Series K shall not become convertible unless and until such date (the "Trigger Date") that any of the following conditions has been met: the Company is: (i) deemed by the American Stock Exchange, Inc. ("AMEX") to be in compliance with the applicable AMEX listing standards, (ii) deemed by another exchange to be in compliance with any such other applicable exchange listing standards, in the event the Company's securities are listed on an exchange other than AMEX and is not listed on AMEX; or (iii) no longer listed on AMEX, the Nasdaq National Market, Nasdaq SmallCap Market or New York Stock Exchange; provided, in the event any of the events described in clauses (i), (ii) and (iii) of this paragraph 2.a shall occur prior to the first anniversary of the Initial Issuance Date, then the Trigger Date shall be deemed to be the first anniversary date of the Initial Issuance Date. The term "Initial Issuance Date" shall mean the first date on which the Company issues shares of Series K pursuant to the Exchange Agreement (as defined below).

           b. CONVERSION RATIO. On the Trigger Date all of the shares of the Series K shall be convertible into an aggregate total number (the "Aggregate Conversion Amount") of shares of Common Stock pursuant to the following formula:

Aggregate Conversion Amount = 4 x (COP - P - T) - T

For purposes of this formula:

COP means the Company Outstanding Common Stock (as defined below).

P means the number of all shares of Common Stock issued by the Company pursuant to any agreements or obligations which arose after the "Closing Date" (as such term is defined in the Capital Stock Exchange Agreement, among the Company, Interpharm, Inc. and the shareholders of Interpharm, Inc., dated November 25, 2002 (the "Exchange Agreement")), which shares exclude Common Stock issued pursuant to the Exchange Agreement, up to and including the Trigger Date.

T means the number of shares of Common Stock issued to the Interpharm, Inc. shareholders pursuant to the Exchange Agreement.

The "Company Outstanding Common Stock" shall mean the sum of (a) the number of shares of Common Stock issued and outstanding on the Trigger Date and (b) the number of shares of Common Stock that are issuable upon the conversion of all issued and outstanding shares of Series A, Series B, Series C and Series J preferred stock of the Company, such number to be calculated as if all of the issued and outstanding shares of Series A, Series B, Series C and Series J that are issued and outstanding on the Triggering Date had been converted on the day immediately preceding the Triggering Date, provided, in determining the number of shares of Common Stock that are issuable upon the conversion of any shares of Series A preferred stock, any adjustment to the Conversion Ratio (as defined in the Certificate of Designations of the Series A preferred stock, filed with the Secretary of State of Delaware on February 17, 2003 ("the Series A Certificate of Designations")) of the Series A preferred stock due to the issuance of Common Stock or options, rights or warrants for Common Stock, pursuant to any obligation which arose after the Initial Issuance Date, for a consideration less than the "Adjustment Price" (as defined in the Series A Certificate of Designations), shall not be taken into effect.


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The term "Conversion Ratio" shall mean the Aggregate Conversion Amount divided by the number of Series K shares issued and outstanding on the date any share of Series K is first issued, subject to adjustment as provided herein.

           c. CONVERSION. Beginning on the Trigger Date, and each year thereafter, on the anniversary of the Trigger Date (each a "Conversion Date"), one seventh of the total number of shares of Series K issued and outstanding as of the Trigger Date shall automatically convert into shares of Common Stock with no further action by the record holders ("Holders") thereof (an "Annual Conversion") until all of the issued and outstanding shares of Series K are converted. In the event that an Anti-Dilutive Conversion (as defined below) has occurred, the number of shares of Series K to be converted in each and every Annual Conversion following such Anti-Dilutive Conversion shall be adjusted to equal the total number of Series K shares issued and outstanding as of such Conversion Date divided by the difference between seven (7) minus the total number of Annual Conversions which have occurred prior to such Anti-Dilution Conversion. Upon each conversion, the Common Stock shall be distributed to the Holders in proportion to their Series K shareholdings. At least thirty (30) days prior to any Annual Conversion, the Company shall provide notice of the conversion to the Holders who shall then, as soon as practicable, surrender the original certificates representing the shares Series K being converted to the Company at its principal office, duly endorsed to the Company or in blank. The Company will, as soon as practicable thereafter, issue and deliver at the office or place to such Holder, or to his or her nominee or nominees, certificates for the number of full shares of Common Stock to which he or she shall be entitled as aforesaid. If the number of shares of Series K represented by the certificate submitted for conversion is greater than the number of shares of Series K being converted, then the Company shall, as soon as practicable, issue and deliver to the Holder a new certificate representing the number of shares of Series K not converted. Shares of Series K shall be deemed to have been converted as of the close of business on the applicable Conversion Date, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of the close of business on such date.

In the event, at any time after the Trigger Date, the Holders beneficially own, in the aggregate, less than 51% of the Company's issued and outstanding Common Stock, all of the Holders may jointly request, by written notice to the Company (the "Anti-Dilutive Conversion Request"), that such number of any remaining issued and outstanding shares of Series K be converted to the extent as is necessary such that the Holders shall beneficially own, in the aggregate, 51% of the Company's issued and outstanding Common Stock (an "Anti-Dilutive Conversion"). The Anti-Dilutive Conversion Request shall state the total number of Common Stock beneficially owned by each Holder, together with the original certificates representing the shares of Series K being converted. Upon each conversion, the Common Stock shall be distributed to the Holders in proportion to their Series K shareholdings. Upon receipt of an Anti-Dilutive Conversion Request, the Company shall, as soon as practicable, issue and deliver at the office or place to each Holder, or to his or her nominee or nominees, certificates for the number of full shares of Common Stock to which he or she shall be entitled as aforesaid. If the number of shares of Series K represented by the certificate submitted for conversion is greater than the number of shares of Series K being converted, then the Company shall, as soon as practicable, issue and deliver to the Holder a new certificate representing the number of shares of Series K not converted. Shares of Series K shall be deemed to have


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

been converted as of the close of business on the date the Company receives the Anti-Dilutive Conversion Request, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of the close of business on such date.

Each certificate of shares of Series K shall bear the following legend:

   ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE INCLUDING SECTION 2 THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO
   SECTION 2 OF THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS.

           d. ADJUSTMENT OF THE CONVERSION RATIO. The Conversion Ratio in effect at any time shall be subject to adjustment as follows:

               (i) In case the Company shall (A) subdivide its outstanding shares of Common Stock, (B) combine its outstanding shares of Common Stock into a smaller number of shares, or (C) issue by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing Company) any shares of its capital stock, the Conversion Ratio in effect at the time of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any share of the Series K surrendered for conversation after such time shall be entitled to receive the kind and amount of shares which he or she would have owned or have been entitled to receive had such share of Series K been converted immediately prior to such time. Such adjustment shall be made successively whenever any event listed above shall occur.

                 (ii) In case the Company shall offer to the holders of shares of its Common Stock any rights, options or warrants entitling them to subscribe for or purchase (A) shares of its Common Stock, (B) any assets of the Company, (C) any securities of the Company, other than its Common Stock, or of any other Company or (D) any rights, options or warrants entitling them to subscribe for or to purchase any of the foregoing securities, whether or not such rights, options or warrants are immediately exercisable (hereinafter collectively called a "Distribution on Common Stock"), the Company shall offer, upon such terms offered to the holders of shares of Common Stock, to the holders of the Series K the Distribution on Common Stock to which they would have been entitled if they had converted the Series K shares immediately prior to the record date for the purpose of determining the shareholders entitled to receive such Distribution on Common Stock.




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

                 (iii) In case of any consolidation or merger of the Company with or into any other company (other than a consolidation or merger in which the Company is the continuing Company), or in case of any sale or transfer of all or substantially all of the assets of the Company, the holder of each share of the Series K shall after such consolidation, merger, sale or transfer have the right to convert such share of Series K into the kind and amount of shares of stock and other securities and property which such Holder would have been entitled to receive upon such consolidation, merger, sale or transfer if he or she had held the Common Stock issuable upon the conversion of such share of Series K immediately prior to such consolidation, merger, sale or transfer, regardless of whether the Trigger Date has occurred.

                 (iv) In the event that at any time, as a result of an adjustment made pursuant to this paragraph (d), the holder of any share of the Preferred Stock surrendered for conversion shall become entitled to receive any securities other than shares of Common Stock, thereafter the amount of such other securities so receivable upon conversion of any share of the Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this paragraph (d).

                 (v) No adjustment in the Conversion Ratio shall be required unless such adjustment would require a change of at least 1%; provided, however, that any adjustments which by reason of this paragraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                 (vi) Whenever the Conversion Ratio is adjusted the Company shall promptly cause a notice to be mailed to the holders of the Series K setting forth the adjusted Conversion Ratio.

                 (vii) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of the Series
           K. Instead, any fractional share of Common Stock which would otherwise be issuable upon conversion of the Series K (or specified portions thereof) shall be rounded up to the nearest whole share.


           e. In case:

                (i) the Company shall authorize the distribution to all holders of its Common Stock of evidences of its indebtedness or assets (other than dividends or other distributions paid out of earned surplus); or

                (ii) the Company shall authorize the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or of any other rights; or


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


                (iii) of any reclassification of the Common Stock (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company or of Interpharm, Inc.; or

                (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

           then, in each case, the Company shall cause to be mailed, first class postage prepaid, to the holders of record of the outstanding shares of Series K, at least 10 days prior to the applicable record date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such distribution or rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such distribution or rights are to be determined, or (B) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. In the case of a merger, sale or transfer of substantially all of the assets of the Company or of Interpharm, Inc., each share of Series K shall automatically convert into Common Stock, with no further action by the Holders, immediately prior to the date on which any of the foregoing events becomes effective and regardless of whether the Trigger Date has occurred.

           f. The Company will at all times reserve, keep available and be prepared to issue, free from any preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting conversion of the Series K, the full number of shares of Common Stock then issuable upon the conversion of all outstanding Series K. The Company shall from time to time, in accordance with the laws of the Delaware, endeavor to amend its Certificate of Incorporation to increase the authorized amount of its Common Stock if the remaining number of unissued shares of Common Stock shall be not sufficient to permit the conversion of all Series K shares. The Company shall, if any shares of Common Stock required to be reserved for issuance upon conversion of Series K pursuant to this section requires registration with or approval of any governmental authority under any Federal or state law before such shares may be issued upon such conversion, endeavor to cause such shares to be so registered or approved as expeditiously as possible.

           g. The Company will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Series K pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or transfer and delivery of shares of Common Stock in a name other than that in which the shares of the Series K so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax or has established to the satisfaction of the Company that such tax has been paid.



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

           h. Upon any conversion of shares of Series K under this Section 3, the shares so converted shall have the status of authorized and unissued shares of preferred stock, and the number of shares of preferred stock that the Company shall have authority to issue shall not be decreased by the conversion of shares of Series K.

     3. VOTING RIGHTS. With respect to all matters upon which the Company's stockholders shall vote, the Holders of the Series K shall vote together as a single class with the holders of the Common Stock, each Holder being entitled to one vote per share on all such matters.

     4. LIMITATIONS UPON DISPOSITION. The Series K shares issuable pursuant to this Certificate and the shares of Common Stock issuable upon conversion of such Series K shares (collectively the "Shares"), if not registered by the Company under the Securities Act of 1933 (the "Act"), may not be sold or offered for sale in the absence of an effective registration statement as to the Shares under the Act, or an opinion of counsel satisfactory to the Company that such registration statement is not required. The above restrictions in this Section 5 shall be contained in a legend to be placed upon each of the Series K share certificates at the time of distribution of the Shares and stop transfer order may be placed on such Shares by the Company.

     5. ADDITIONAL RIGHTS. So long as any Series K shares remain outstanding, the Company shall not, without first obtaining the approval by vote or written consent of all Holders, (i) alter or change the powers, preferences, privileges, or rights of the Series K shares, (ii) amend the provisions of this paragraph or
(iii) create any new series or class of shares having preferences prior to, or in parity with or superior to the Series K shares as to voting rights.

      6. REPLACEMENT. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series K, and in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of such certificate, the Company at its expense will execute and deliver in lieu of such certificate, a new certificate of like kind, representing the number of shares of Series K which shall have been represented by such lost, stolen, destroyed, or mutilated certificate.

      7. NOTICE. Whenever notice is required to be given pursuant to this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 10.2 of the Exchange Agreement.


           IN WITNESS WHEREOF, the Company has caused this Corrected Certificate of Designations to be signed by Munish K. Rametra, its Secretary, as of the 30th day of May, 2003.




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                                        ATEC GROUP, INC.
                                        (NOW KNOWN AS INTERPHARM HOLDINGS,
                                        INC.)

                                        By:  /S/MUNISH K. RAMETRA
                                            --------------------------------
                                        Name:  Munish K. Rametra
                                        Title: Secretary














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